News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports Second Fiscal Quarter and Six Months Results

Fort Collins, Colo., April 22, 2009—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its second quarter of fiscal year 2009. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

•	Total sales for the quarter of $334.7 million, up 9 percent from the second quarter of last year. Operating earnings were $31.3 million for the quarter. Excluding pre-tax special charges of $16.6 million as shown below, operating earnings were up 8 percent from $44.2 million for the same quarter last year.

•	Reported earnings per share were $0.27 for the quarter. Excluding after-tax special charges of $0.16 per share, earnings per share were consistent with last year’s earnings per share of $0.43 for the same quarter last year.

•	Total organic sales were down 8 percent, 4 percent without foreign exchange impacts. Organic operating earnings, excluding special charges, were in line with the same quarter last year.

Year-to-Date Highlights

•	Cash generated from operations during the first six months of fiscal 2009 was $51.8 million, up from $29.2 million generated in the first six months of last year.

•	Total sales for the six-month period of $679.4 million, up 18 percent over the same period last year. Operating earnings for the six months of $75.3 million. Excluding pre-tax special charges of $16.6 million, operating earnings were up 11 percent from $83.1 million for the same period last year.

•	Year-to-date earnings per share for the six-month period were $0.66, or $0.82 excluding special charges of $0.16 per share, compared to $0.79 per share for the same period last year.

•	Total organic sales were in line with the same period last year. Organic operating earnings, excluding the $16.6 million of special charges, increased

5 percent to $86.9 million from $83.1 million.

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Net sales for the quarter were $334.7 million, up 9 percent from $305.8 million for the same quarter of last year. Net earnings for the quarter were $18.5 million, or $0.27 per share, compared with $29.7 million, or $0.43 per share, in last year’s second quarter. Net earnings for the current quarter included special charges of $0.16 per share as shown below. These charges are included in our nonsegment results. Sales growth would have been approximately 14 percent compared to last year’s second quarter without the negative impact of exchange rates. Foreign exchange did not have a significant impact on net earnings. Earnings benefitted from cost control actions, offset by the effects of the decline in sales volumes.

Special Charges Summary

Workforce management	$14,254
Vacated facility impairment	905

Restructuring and special charges	15,159
Inventory write-downs	1,255
Other charges	191

Total special charges (pre-tax)	$16,605

After-tax earnings per share impact	$0.16

Inventory write-downs relate specifically to order cancellations and are included in cost of goods sold. All of the items shown above relate to actions taken as a direct result of the current economic downturn.

Net sales for the six-month period were $679.4 million, up 18 percent from $577.8 million for the six-month period last year. Net earnings for the six-month period were $45.5 million, or $0.66 per share, compared with $55.0 million, or $0.79 per share, in last year’s six-month period. Net earnings for the current quarter included special charges of $0.16 per share, as detailed above. Exchange rates had a negative impact of approximately 3 percent on net sales and approximately $0.04 per share on net earnings for the first six months of fiscal 2009.

“Sales this quarter were consistent with our expectations during this stage of a challenging business cycle, and our results reflect timely actions to control costs and improve cash flows. We have taken significant steps to size our businesses for this environment to meet our profitability and cash flow objectives while continuing to pursue selected long-term organic growth opportunities. Further, our Airframe Systems integration and profit improvement initiatives are also proceeding consistent with our expectations,” said Chairman and Chief Executive Officer Thomas A. Gendron.

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Quarterly Segment Results

Turbine Systems
Turbine Systems’ segment net sales for the second quarter were $157.8 million, an increase of 7 percent from $147.5 million for the second quarter a year ago. Segment earnings for the second quarter increased 12 percent to $34.8 million from $31.0 million for the same quarter a year ago. Segment earnings as a percent of sales were
22.0 percent this quarter compared to 21.0 percent in the same quarter for the prior year. Our sales performance reflected strong demand for our industrial offerings, partially offset by a decline in demand in the business jet segment of the market. Commercial and military aerospace sales, excluding the business jet segment, were generally consistent with the prior year.

Engine Systems
Engine Systems’ segment net sales for the second quarter were $92.5 million compared to $125.8 million for last year’s second quarter, a decrease of 27 percent. Segment earnings for the quarter decreased 41 percent to $7.7 million from $13.0 million for the same period a year ago. Segment earnings as a percent of sales were 8.3 percent this quarter compared to 10.3 percent in the same quarter last year. The sales decline was experienced broadly across the power generation and transportation markets. Exchange rates negatively affected net sales by approximately $4 million but the impact on segment earnings was not significant when compared to the prior year. While profitability was affected by the significant decline in volumes, our cost reduction actions substantially limited the decline in earnings.

Electrical Power Systems
Electrical Power Systems’ segment net sales for the second quarter were $58.5 million, a decrease of 10 percent from $64.9 million for the second quarter a year ago. Without the negative effects of exchange rates, sales were flat compared to the second quarter a year ago. Segment earnings for the quarter were $9.1 million compared to $9.5 million for the same quarter a year ago. Segment earnings as a percent of sales increased to 15.6 percent this quarter compared to 14.7 percent for the same quarter last year. Significant growth in wind inverter sales was offset by declines in sales of products related to power generation and distribution produced by the segment. Earnings were negatively affected by approximately $1 million of exchange rate impact partially offset by cost control actions.

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Airframe Systems
During the first quarter Woodward acquired MPC, which formed our Airframe Systems segment. Segment net sales for the second quarter were $51.6 million and segment earnings were $3.2 million, or 6.3 percent of sales. Airframe’s military business experienced moderate growth in this quarter compared to the same quarter last year while commercial sales were relatively stable. Segment earnings reflect $3.4 million of intangible amortization, a non-cash charge, related to the MPC acquisition. Airframe began to realize anticipated cost savings in the second quarter, and further cost savings and synergies are expected in coming quarters. Additionally, restructuring actions at Airframe Systems totaling $10 million were accrued in the initial consolidation of MPC, of which approximately $7 million will be paid by the end of the third quarter of 2009.

Nonsegment
Nonsegment expenses of $23.6 million for the quarter include the impact of previously discussed special charges of $16.6 million. Nonsegment expenses for this quarter without these charges were $7.0 million or 2.1 percent of net external sales, down from $9.3 million or 3.0 percent of net external sales for the same quarter last year.

Woodward’s effective tax rate this quarter was lower than normal as a result of the resolution of a prior year tax matter and the reinstatement of the U.S. research credit.

“We are extremely pleased that we are realizing our long-term strategy of targeted expansion in the dynamic aerospace market with the acquisitions of MPC and HRT. Together with our existing technology, this combination provides a solid base in the airframe segment of this market,” continued Mr. Gendron. “We are confident these actions will deliver significant shareholder value as we go forward.”

Year-to-Date Segment Results

Turbine Systems
Turbine Systems’ segment net sales for the six-month period were $302.5 million, an increase of 9 percent from $278.2 million for the same period a year ago. Segment earnings for the six-month period increased 10 percent to $63.9 million from $58.2 million for the same period a year ago. Segment earnings as a percent of sales were
21.1 percent for the first six months of fiscal 2009 compared to 20.9 percent in the same period for the prior year.

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Engine Systems
Engine Systems’ segment net sales for the first six months of fiscal 2009 were $206.7 million compared to $239.9 million for the same period last year, a decrease of 14 percent. Segment earnings for the six-month period decreased 23 percent to $19.4 million from $25.1 million for the same period a year ago. Segment earnings as a percent of sales were 9.4 percent this six-month period compared to 10.5 percent in the same period last year.

Electrical Power Systems
Electrical Power Systems’ segment net sales for the six-month period were $120.4 million, a decrease of 2 percent from $122.4 million for the same period a year ago. Segment earnings for the six-month period increased 9 percent to $18.3 million from $16.7 million for the same period a year ago. Segment earnings as a percent of sales increased to 15.2 percent during the six-month period compared to 13.7 percent for the same period last year.

Airframe Systems
Segment net sales for the six-month period were $103.9 million and segment earnings for the six-month period were $5.0 million, or 4.8 percent of sales. Segment earnings reflect $6.6 million of intangible amortization, a non-cash charge, related to the MPC acquisition.

Nonsegment
Nonsegment expenses for the six-month period were $31.4 million, compared to $16.9 million for the same period last year. Excluding special charges, nonsegment expenses would have been $14.8 million or 2.2 percent of net external sales for the six-month period, compared to 2.9 percent of net external sales for the same period in the prior year.

Cash Flow and Financial Position
Net cash generated from operating activities improved to $51.8 million for the six-month period compared with $29.2 million for the first six months of fiscal year 2008. Capital expenditures for the six month period were $12.7 million compared with $16.5 million in the first six months of last year. Cash on hand was $126.9 million at March 31, 2009 up from $97.5 million at December 31, 2008 and $109.8 million at September 30, 2008.

Our ratio of debt to debt-plus-equity was 39.8 percent at March 31, 2009 compared to 40.1 percent at the end of the prior quarter.

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Subsequent Events
As previously announced, on April 3, 2009, Woodward completed the acquisition of HR Textron from Textron Inc. and finalized financing arrangements related to the acquisition. Woodward expects the acquisition of HRT to be approximately neutral to earnings per share in the current fiscal year.

HRT engineers and manufactures controls and actuation equipment for aircraft and defense applications.

Outlook
In February, Woodward updated its earnings guidance to reflect the acceleration of the downturn in our served markets and announced our intentions to properly size the business. This quarter’s operating results are consistent with those expectations and plans.

Reflecting the acquisition of HRT, Woodward expects our 2009 fiscal year sales to be in a range of $1.4 to $1.5 billion. Based upon our year-to-date results and outlook for the second half of 2009, earnings per share in fiscal 2009 are now expected to be in a range of $1.29 to $1.49, which includes the effects of the $0.16 per share of previously discussed special charges or $1.45 to $1.65 excluding the special charges. This assumes a neutral earnings impact of the HRT acquisition.

Conference Call
Woodward will hold an investor conference call at 6:00 p.m. EDT on Wednesday, April 22, 2009 to provide an overview of the financial performance for the second quarter of fiscal 2009, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-837-9786 (domestic) or 1-703-639-1423 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1351597. An audio replay will be available by telephone from 10:00 p.m. EDT April 22, 2009 until 11:59 p.m. EDT on April 25, 2009. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international); reference access code 1351597.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft and other equipment; industrial gas, wind and steam turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. You may wish to visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; the outcome of the investigation by the U.S. Department of Justice regarding certain pricing practices of MPC Products Corporation prior to 2006; Woodward’s ability to implement and realize the intended effects of its restructuring efforts; Woodward’s ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and costs related thereto; Woodward’s ability to minimize excess inventory as a result of cancelled orders; Woodward’s substantial debt and debt service requirements and its ability to operate its business and pursue business strategies in the light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008, and Quarterly Report on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009, to be filed shortly.

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Woodward Governor Company
C O N D E N S E D C O N S O L I D A T E D S T A T E M E N T O F		E A R N I N G S
	Three Months Ended			Six Months Ended
	March 31,			March 31,
(Unaudited - in thousands except per share amounts)		2009	2008	2009	2008
Net sales	$334,661	$305,753		$679,405	$577,816

Costs and expenses:
Cost of goods sold	235,539	210,377		479,825	401,207
Selling, general, and administrative expenses	29,093	31,667		61,553	57,647
Research and development costs	18,796	18,781		37,880	34,407
Amortization of intangible assets	5,055	1,710		9,883	3,605
Restructuring and special charges	15,159	—		15,159	—
Interest expense	6,707	986		13,244	1,942
Interest income	(221)	(420)		(883)	(1,000)
Other, net	(274)	(996)		(182)	(2,128)

Total costs and expenses	309,854	262,105		616,479	495,680

Earnings before income taxes	24,807	43,648		62,926	82,136
Income taxes	(6,333)	(13,934)		(17,388)	(27,097)

Net earnings	$18,474	$29,714		$45,538	$55,039

Earnings per share amounts:
Basic	$0.27	$0.44		$0.67	$0.81
Diluted	$0.27	$0.43		$0.66	$0.79

Weighted-average number of shares outstanding:
Basic	67,754	67,603		67,740	67,762
Diluted	68,762	69,473		68,997	69,776

Cash dividends per share	$0.060	$0.060		$0.120	$0.115

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Woodward Governor Company
C O N D E N S E D	C O N S O L I D A T E D	B A L A N C E S H E E T S
		March 31,	September 30,
(Unaudited - in thousands)		2009	2008
Assets
	Current assets:
	Cash and cash equivalents	$126,873	$109,833
	Accounts receivable	204,774	178,128
	Inventories	290,625	208,317
	Deferred income tax assets	44,736	25,128
	Other current assets	21,315	16,649

	Total current assets	688,323	538,055
	Property, plant, and equipment-net	180,611	168,651
	Goodwill	325,424	139,577
	Other intangibles-net	227,682	66,106
	Deferred income tax assets	4,289	6,208
	Other assets	13,378	8,420

Total assets		$1,439,707	$927,017

Liabilities and stockholders’ equity
	Current liabilities:
	Short-term borrowings	$—	$4,031
	Current portion of long-term debt	18,909	11,560
	Accounts payable	71,724	65,427
	Income taxes payable	5,735	2,235
	Accrued liabilities	115,949	85,591
	Total current liabilities	212,317	168,844
	Long-term debt, less current portion	412,950	33,337
	Deferred income tax liabilities	93,921	27,513
	Other liabilities	67,097	67,695

	Total liabilities	786,285	297,389
	Stockholders’ equity	653,422	629,628

Total liabilities and stockholders’ equity		$1,439,707	$927,017

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Woodward Governor Company
C O N D E N S E D C O N S O L I D A T E D	S T A T E M E N T S O F C A S H	F L O W
	Six Months Ended
	March 31,
(Unaudited - in thousands)		2009	2008
Net cash provided by operating activities	$51,826	$29,191

Cash flows from investing activities:
Business acquisitions	(369,065)	—
Payments for purchase of property, plant, and equipment	(15,354)	(15,937)
Proceeds from disposal of assets	188	134

Net cash used in investing activities	(384,231)	(15,803)

Cash flows from financing activities:
Cash dividends paid	(8,136)	(7,793)
Proceeds from sales of treasury stock as a result of exercises of stock options	888	5,859
Purchases of treasury stock	—	(38,701)
Excess tax benefits from stock compensation	211	6,958
Proceeds from issuance of long-term debt	400,000	—
Net borrowings (payments) on revolving lines of credit and short-term borrowings	(4,031)	20,175
Payments of long-term debt	(12,850)	(13,432)
Payment of long-term debt assumed in MPC acquisition	(18,610)	—
Net payments for cash flow hedges	(1,308)	—
Debt issuance costs	(3,081)	—

Net cash provided by (used in) financing activities	353,083	(26,934)

Effect of exchange rate changes on cash and cash equivalents	(3,638)	2,153
Net change in cash and cash equivalents	17,040	(11,393)
Cash and cash equivalents, beginning of period	109,833	71,635

Cash and cash equivalents, end of period	$126,873	$60,242

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Woodward Governor Company

S E L E C T E D F I N A N C I A L	I N F O R M A T I O N
	Three Months Ended		Six Months Ended
	March 31,		March 31,
(Unaudited - in thousands)		2008	2009	2008
	2009

Segment net sales *:
Turbine Systems	$157,837	$147,454	$302,547	$278,247
Engine Systems	92,476	125,828	206,699	239,862
Electrical Power Systems	58,521	64,891	120,363	122,365
Airframe Systems	51,610	—	103,928	—
Less intersegment sales	(25,783)	(32,420)	(54,132)	(62,658)

Total external sales	$334,661	$305,753	$679,405	$577,816

Segment earnings**:
Turbine Systems	$34,799	$30,951	$63,934	$58,179
As a percent of segment sales	22.0	21.0	21.1	20.9
Engine Systems	7,718	13,005	19,413	25,066
As a percent of segment sales	8.3	10.3	9.4	10.5
Electrical Power Systems	9,137	9,546	18,303	16,740
As a percent of segment sales	15.6	14.7	15.2	13.7
Airframe Systems	3,233	—	5,034	—
As a percent of segment sales	6.3	n/a	4.8	n/a

Total segment earnings	54,887	53,502	106,684	99,985
Nonsegment expenses		(9,288)	(31,397)	(16,907)
	(23,594)

Operating earnings	31,293	44,214	75,287	83,078
Interest expense and income, net		(566)	(12,361)	(942)
	(6,486)

Consolidated earnings before income taxes	$24,807	$43,648	$62,926	$82,136

Capital expenditures	$3,894	$9,926	$12,670	$16,498
Depreciation expense	9,298	7,294	18,475	14,696

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

**This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

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Woodward Governor Company
R E C O N C I L I A T I O N O F N E T E A R N I N G S T O			O P E R A T I N G E A R N I N G S A N D		E B I T D A
	Three Months Ended				Six Months Ended
	March 31,				March 31,
(Unaudited - in thousands)			2009	2008	2009	2008
Net earnings	$18,474		$29,714		$45,538	$55,039
Income taxes	6,333		13,934		17,388	27,097
Interest expense	6,707		986		13,244	1,942
Interest income		(221)	(420)		(883)	(1,000)

OPERATING EARNINGS	31,293		44,214		75,287	83,078
Amortization of intangible assets	5,055		1,710		9,883	3,605
Depreciation expense	9,298		7,294		18,475	14,696

EBITDA	$45,646		$53,218		$103,645	$101,379

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. Management uses EBITDA in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.

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